EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lpath, Inc. (“the Company”) of our report dated March 15, 2013 relating to the consolidated financial statements of the Company, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Diego, CA

August 14, 2013